                                                            Exhibit 11.1

                   (COMPUTATION OF EARNINGS PER SHARE)

                                            FOR THE           NINE MONTH
                                           YEAR ENDED        PERIOD ENDED
                                       DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                       -----------------  ------------------
Net Income                                $ 6,212,231        $ 6,422,418
                                          ===========        ===========

Shares:

   Weighted Average Number of
       Common Shares and Common
       Share Equivalents during the
       period                              10,561,889         11,093,508


   Common shares and common share
   equivalents related to SAB No. 83          310,047                 602
                                          -----------        ------------

Total Shares used in Pro Forma
   Weighted Average Common
   Shares and Equivalents
   Outstanding<F1>                         10,871,936         11,094,110
                                          ===========        ===========

Pro Forma Earnings per Share                     $.57               $.58
                                                 ====               ====

<F1> Pro forma earnings per share is computed by dividing net income by the weighted average number of common stock and common stock equivalents considered outstanding.  Common stock equivalents are computed using the treasury stock method and for purposes of this calculation only, the assumed initial public offering price of $13.50 per share was used in applying the treasury stock method. For purposes of the calculation, the Series A & Series B Preferred Stock is considered common stock equivalents.  Pursuant to the Securities and Exchange Commission Staff Accounting
     Bulletin No. 83, shares issued, and stock options and warrants granted by the Company at an exercise price below the assumed public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for the periods presented.